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                                                                    NEWS RELEASE

                      [LETTERHEAD OF BANCWEST CORPORATION]


FOR IMMEDIATE RELEASE

                      BANCWEST-SIERRAWEST MERGER COMPLETED;
                        BANCWEST ASSETS NOW $16.3 BILLION

         (San Francisco, California - July 1, 1999) - BancWest Corporation (NYSE:BWE) announced that it has completed its merger with SierraWest Bancorp (Nasdaq: SWBS), parent of SierraWest Bank. The $180-million transaction closed today.

         SierraWest Bancorp (with assets of $900 million as of June 30,1999) and SierraWest Bank were merged into San Francisco-based Bank of the West, a subsidiary of BancWest. With the merger, BancWest now has total assets of about $16.3 billion.

         BancWest Chairman and Chief Executive Officer Walter A. Dods, Jr. said the merger enhances the Northern California presence of Bank of the West and expands the franchise into Nevada for the first time. BancWest also operates in Hawaii, Oregon, Washington, Idaho, Guam and Saipan. Its principal subsidiaries are Bank of the West and First Hawaiian Bank.

         Don J. McGrath, president and chief operating officer of BancWest Corporation and president and chief executive officer of Bank of the West, added that SierraWest customers will benefit from Bank of the West's "full range of financial products, including consumer finance, business banking, trust and investment services."

         SierraWest Bancorp is the holding company for SierraWest Bank, with 20 branches along the Interstate 80 corridor in Sacramento, the Central Valley, the Sierra foothills and Lake Tahoe regions of California and in northern Nevada. SierraWest, headquartered in Truckee, Calif., is one of the top originators of U.S. Small Business Administration (SBA) loans in the nation.

                                     (more)

                           [FIRST HAWAIIAN BANK LOGO]
                             [BANK OF THE WEST LOGO]
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BancWest-SierraWest Merger Completed;
BancWest Assets Now $16.3 Billion
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         "SierraWest's SBA business line complements Bank of the West's lending in other specialized markets, including religious lending, consumer finance, equipment leasing, real estate and business banking," McGrath said.

         BancWest Corporation is a bank holding company headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California.

         Bank of the West was founded in 1874 and is the fifth largest bank in California. It now has 166 branches in Northern California, Oregon, Washington, Idaho and Nevada. The acquisition of SierraWest increases Bank of the West's assets to $9.1 billion.

         Honolulu-based First Hawaiian Bank, founded in 1858, has 59 branches in Hawaii, Guam and and Saipan.


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